EXHIBIT (9)(B)

                             NORWEST ADVANTAGE FUNDS
                            FUND ACCOUNTING AGREEMENT


         AGREEMENT made as of the 1st day of June, 1997, by and between Norwest Advantage Funds, a business trust organized under the laws of the State of Delaware, with its principal office and place of business at Two Portland Square, Portland, Maine 04101 (the "Trust"), and Forum Accounting Services,
Limited Liability Company, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and may issue its shares of beneficial interest, no par value (the "Shares"), in separate series and classes; and

         WHEREAS, the Trust offers shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 6, being herein referred to as a "Fund," and collectively as the "Funds") and the Trust offers shares of various classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a "Class," and collectively as the "Classes");

         WHEREAS, the Trust desires that Forum perform certain fund accounting services for each Fund and Class thereof and Forum is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Forum hereby agree as follows:

         SECTION 1.  APPOINTMENT

         The Trust hereby appoints Forum, and Forum hereby agrees, to act as fund accountant of the Trust for the period and on the terms set forth in this Agreement. In connection therewith, the Trust has delivered to Forum copies of
(i) the Trust's Trust Instrument and Bylaws (collectively, as amended from time to time, "Organic Documents"), (ii) the Trust's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"), (iii) the Trust's current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus") and
(iv) all procedures adopted by the Trust with respect to the Funds (i.e., repurchase agreement procedures), and shall promptly furnish Forum with all amendments of or supplements to the foregoing.

         SECTION 2.  DUTIES OF FORUM

         (a) Forum and the Trust's manager, Forum Financial Services, Inc. (the "Administrator"), may from time to time adopt such procedures as they agree upon to implement the terms of this Section. With respect to each Fund, Forum shall perform the following services:

         (i) calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus;

         (ii) calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting practice ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

         (iii) Maintain each Fund's general ledger and record all income, expenses, capital share activity and security transactions of each Fund;

         (iv) calculate the yield, effective yield, tax equivalent yield and total return for each Fund, and each Class thereof, as applicable, and such other measure of performance as may be agreed upon between the parties hereto;

         (v) provide the Trust and such other persons as the Administrator may direct with the following reports (A) a current security position report, (B) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order), and (C) a current cash position and projection report;

         (vi) prepare and record, as of each time when the net asset value of a Fund is calculated or as otherwise directed by the Trust, either (A) a valuation of the assets of the Fund (based upon the use of outside services normally used and contracted for this purpose by Forum in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with the Trust's instructions in the case of all other assets) or (B) a calculation confirming that the market value of the Fund's assets does not deviate from the amortized cost value of those assets by more than a specified percentage;

         (vii) make such adjustments over such periods as Forum deems necessary to reflect over-accruals or under-accruals of estimated expenses or income;

         (viii) request any necessary information from the Administrator and the Trust's transfer agent and distributor in order to prepare, and prepare, the Trust's Form N-SAR;

         (ix) provide appropriate records to assist the Trust's independent accountants and, upon approval of the Trust or the Administrator, any regulatory body in any requested review of the Trust's books and records maintained by Forum;

         (x) prepare semi-annual financial statements and oversee the production of the semi-annual financial statements and any related report to the Trust's shareholders prepared by the Trust or its investment advisers;

         (xi) file the Funds' semi-annual financial statements with the SEC or ensure that the Funds' semi-annual financial statements are filed with the SEC;

         (xii) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

         (xiii) provide the Trust or Administrator with the data requested by the Administrator that is required to update the Trust's registration statement;

         (xiv) provide the Trust or independent accountants with all information requested with respect to the preparation of the Trust's income, excise and other tax returns;

         (xv) prepare or prepare, execute and file all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, each as agreed between the Trust and Forum;

         (xvi) produce quarterly compliance reports for investment advisers to the Trust and the Trust's Board of Trustees (the Board") and provide information to the Administrator, investment advisers to the Trust and other appropriate persons with respect to questions of Fund compliance;

         (xvii) determine the amount of distributions to shareholders as necessary to, among other things, maintain the qualification of each Fund as a regulated investment company under the Code, and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;

         (xviii) transmit to and receive from each Fund's transfer agent appropriate data to on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

         (xiv) periodically reconcile all appropriate data with each Fund's custodian; and

         (xv) verify investment trade tickets when received from an investment adviser and maintain individual ledgers and historical tax lots for each security ;

         (xvi) perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the

          Board; provided, that Forum need not begin performing any such task except upon 65 days' notice and pursuant to mutually acceptable compensation agreements.

         (b) Forum shall prepare and maintain on behalf of the Trust the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the "Rule"):

         (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

         (ii) Journals and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv);

         (iii) A record of each brokerage order given by or on behalf of the Trust for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by subsections
         (b)(5) and (b)(6) of the Rule;

         (iv) A record of all options, if any, in which the Trust has any direct or indirect interest or which the Trust has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property as required by subsection (b)(7) of the Rule;

         (v) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

         (vi) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

         (c) The books and records maintained pursuant to Section 2(b) shall be prepared and maintained in such form, for such periods and in such locations as may be required by the 1940 Act. The books and records pertaining to the Trust that are in possession of Forum shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during Forum's normal business hours. Upon the reasonable request of the Trust or the Administrator, copies of any such books and records shall be provided promptly by Forum to the Trust or the Trust's authorized representatives at the Trust's expense. In the event the Trust designates a successor that shall assume any of Forum's obligations hereunder, Forum shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by Forum under this Agreement.

         (d) Nothing contained herein shall be construed to require Forum to perform any service that could cause Forum to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Fund's Prospectus or any provision of the 1940 Act. Except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

         SECTION 3.  STANDARD OF CARE; RELIANCE

         (a) Forum shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Forum in writing. Forum shall use its best judgment and efforts in rendering the services described in this Agreement. Forum shall not be liable to the Trust or any of the Trust's shareholders for any action or inaction of Forum relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of Forum's duties or obligations under this Agreement or by reason of Forum's reckless disregard of its duties and obligations under this Agreement.

         (b) The Trust agrees to indemnify and hold harmless Forum, its employees, agents, directors, officers and managers and any person who controls Forum within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, ("Forum Indemnitees") against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to Forum's actions taken or failures to act with respect to a Fund that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(c)(a "Claim"). The Trust shall not be required to indemnify any Forum Indemnitee if, prior to confessing any Claim against the Forum Indemnitee, Forum or the Forum Indemnitee does not give the Trust written notice of and reasonable opportunity to defend against the claim in its own name or in the name of the Forum Indemnitee.

         (c) A Forum Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

         (i) the advice of the Trust or of counsel, who may be counsel to the Trust or counsel to Forum;

         (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (Forum shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction.);

         (iii) any written instruction or certified copy of any resolution of the Board, and Forum may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Forum to have been validly executed; or

         (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Forum to be genuine and to have been signed or presented by the Trust or other proper party or parties;

and no Forum Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Forum reasonably believes in good faith to be genuine.

         (d) Forum shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by Forum) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Trust.

         (e) With respect to Funds which do not value their assets in accordance with Rule 2a-7 under the 1940 Act, notwithstanding anything to the contrary in this Agreement, Forum shall not be liable to the Trust or any shareholder of the Trust for (i) any loss to the Trust if an NAV Difference for which Forum would otherwise be liable under this Agreement is less than or equal to 0.001 (1/10 of 1%) or (ii) any loss to a shareholder of the Trust if the NAV Difference for which Forum would otherwise be liable under this Agreement is less than or equal to 0.005 (1/2 of 1%) or if the loss in the shareholder's account with the Trust is less than or equal to $10. Any loss for which Forum is determined to be liable hereunder shall be reduced by the amount of gain which inures to shareholders, whether to be collected by the Trust or not.

         (f) For purposes of this Agreement, (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected, divided by the Recalculated NAV, (ii) NAV Differences and any Forum liability therefrom are to be calculated each time a Fund's (or class's) NAV is calculated, (iii) in calculating any NAV Difference for which Forum would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted and (iv) in calculating any NAV Difference for which Forum would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the period shall be netted.

         SECTION 4.  COMPENSATION AND EXPENSES

         (a) In consideration of the services provided by Forum pursuant to this Agreement, the Trust shall pay Forum, with respect to each Fund, the fees set forth in Clause (i) of Appendix B hereto. In consideration of the services provided by Forum to begin the operations of a new Fund, the Trust shall pay Forum, with respect to each Fund, the fees set forth in clause (ii) of Appendix B hereto. In consideration of additional services provided by Forum to perform certain functions, the Trust shall pay Forum, with respect to each Fund the fees set forth in clause (iii) of Appendix B hereto. Nothing in this Agreement shall require Forum to perform any of the services listed in Section 2(a)(xiv) and clause (iii) of Appendix B hereto, as such services may be performed by the Fund's independent accountant if appropriate in the judgment of Forum.

         All fees payable hereunder shall be accrued daily by the Trust. The fees payable for the services listed in clauses (i) and (iii) of Appendix B hereto shall be payable monthly in advance on the first day of each calendar month for services to be performed during the following calendar month. The fees payable for the services listed in clause (ii) and for all reimbursements as described in Section 4(b) shall be payable monthly in arrears on the first day of each calendar month (the first day of the calendar month after the Fund commences operations in the case of the fees listed in clause (ii) of Appendix B hereto) for services performed during the prior calendar month. If fees payable for the services listed in clause (i) begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to Forum such compensation as shall be payable prior to the effective date of termination.

         (b) In connection with the services provided by Forum pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Forum for the expenses set forth in Clause (iv) of Appendix B hereto. In addition, the Trust, on behalf of the applicable Fund, shall reimburse Forum for all expenses and employee time (at 150% of salary) attributable to any review of the Trust's accounts and records by the Trust's independent accountants or any regulatory body outside of routine and normal periodic reviews. Should the Trust exercise its right to terminate this Agreement, the Trust, on behalf of the applicable Fund, shall reimburse Forum for all out-of-pocket expenses and employee time (at 150% of salary) associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities.

         (d) Forum may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Trust or counsel to Forum. The costs of any such advice or opinion shall be borne by the Trust.

         SECTION 5.  EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

         (a) This Agreement shall become effective with respect to each Fund or Class on the later of the date on which the Trust's Registration Statement relating to the Shares of the Fund or Class becomes effective or the date of the commencement of operations of the Fund or Class. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Funds.

         (b) This Agreement shall continue in effect with respect to a Fund for a period of one year and shall continue in effect for successive one year periods; provided, that continuance is specifically approved at least annually
(i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund and (ii) by a vote of a majority of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust).

         (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty (i) by the Board on 60 days' written notice to Forum or (ii) by Forum on 60 days' written notice to the Trust. The obligations of Sections 3 and 4 shall survive any termination of this Agreement.

         (d) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Forum or the Trust except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         SECTION 6.  ADDITIONAL FUNDS AND CLASSES

         In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. Forum or the Trust may elect not to make and such series or classes subject to this Agreement.

     SECTION 7. CONFIDENTIALITY. Forum agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that Forum may

         (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

         (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

         (c) release such other information as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Forum may be exposed to civil or criminal contempt proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust.

         SECTION 8.  FORCE MAJEURE

         Forum shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent Forum's obligations hereunder are to oversee or monitor the activities of third parties, Forum shall not be liable for any failure or delay in the performance of Forum's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Forum.

         SECTION 9.  ACTIVITIES OF FORUM

         (a) Except to the extent necessary to perform Forum's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Forum's right, or the right of any of Forum's managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

         (b) Forum may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may be affiliated persons of Forum, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Forum of its responsibilities hereunder. Forum may pay those persons for their services, but no such payment will increase Forum's compensation from the Trust.

         SECTION 10.  COOPERATION WITH INDEPENDENT ACCOUNTANTS

         Forum shall cooperate, if applicable, with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

         SECTION 11.  SERVICE DAYS

         Nothing contained in this Agreement is intended to or shall require Forum, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the Trust or of a Fund shall be performed on, and as of, the next business day, unless otherwise required by law.

         SECTION 12.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which Forum's rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the shareholders of the Funds.

         SECTION 13.  MISCELLANEOUS

         (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

         (b) Except for Appendix A to add new Funds and Classes in accordance with Section 6, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

         (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

         (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

         (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

         (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

         (j) No affiliated person, employee, agent, director, officer or manager of Forum shall be liable at law or in equity for Forum's obligations under this Agreement.

         (k) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         (l)  The  terms  "vote  of  a  majority  of  the   outstanding   voting
securities," "interested person" and "affiliated person" shall have the meanings ascribed thereto in the 1940 Act.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                                     NORWEST ADVANTAGE FUNDS


                                                     By:
                                                        ------------------------
                                                           Donald H. Burkhardt
                                                             Trustee


                                                     FORUM ACCOUNTING SERVICES,
                                                     LIMITED LIABILITY COMPANY


                                                     By:
                                                        ------------------------
                                                            John Y. Keffer
                                                              President

                             NORWEST ADVANTAGE FUNDS
                            FUND ACCOUNTING AGREEMENT

                                   APPENDIX A
                         FUNDS AND CLASSES OF THE TRUST
                              AS OF OCTOBER 1, 1997

Funds                                                         Classes
-----                                                         -------
Cash Investment Fund
Treasury Fund
U.S. Government Fund
Ready Cash Investment Fund                                    Institutional Shares, Investor Shares and
Exchange Shares
Municipal Money Market Fund                                   Institutional Shares and Investor Shares
Stable Income Fund                                            A Shares, B Shares and I Shares
Limited Term Government Income Fund                           I Shares
Intermediate Government Income Fund                           A Shares, B Shares and I Shares
Diversified Bond Fund                                         A Shares, B Shares and I Shares
Income Fund                                                   A Shares, B Shares and I Shares
Total Return Bond Fund                                        A Shares, B Shares and I Shares
Limited Term Tax-Free Fund                                    A Shares, B Shares and I Shares
Minnesota Intermediate Tax-Free Fund                          I Shares
Minnesota Tax-Free Fund                                       A Shares, B Shares and I Shares
Colorado Tax-Free Fund                                        A Shares, B Shares and I Shares
Tax-Free Income Fund                                          A Shares, B Shares and I Shares
Strategic Income Fund                                         A Shares, B Shares and I Shares
Moderate Balanced Fund                                        A Shares, B Shares and I Shares
Growth Balanced Fund                                          A Shares, B Shares and I Shares
Aggressive Balanced Equity Fund                               I Shares
Index Fund                                                    A Shares, B Shares and I Shares
Income Equity Fund                                            A Shares, B Shares and I Shares
ValuGrowth Stock Fund                                         A Shares, B Shares and I Shares
Diversified Equity Fund                                       A Shares, B Shares and I Shares
Growth Equity Fund                                            A Shares, B Shares and I Shares
Diversified Small Cap Fund                                    I Shares
Large Company Growth Fund                                     A Shares, B Shares and I Shares
Small Company Stock Fund                                      A Shares, B Shares and I Shares
Small Company Growth Fund                                     A Shares, B Shares and I Shares
Small Cap Opportunities Fund                                  A Shares, B Shares and I Shares
Contrarian Stock Fund                                         A Shares, B Shares and I Shares
International Fund                                            A Shares, B Shares and I Shares
Performa Strategic Value Bond Fund
Performa Disciplined Growth Fund
Performa Small Cap Value Fund
Performa Global Growth Fund
Norwest WealthBuilder II Growth Portfolio
Norwest WealthBuilder II Growth and Income Portfolio
Norwest WealthBuilder II Growth Balanced Portfolio

                             NORWEST ADVANTAGE FUNDS
                            FUND ACCOUNTING AGREEMENT

                                   APPENDIX B
                                FEES AND EXPENSES

(I)      BASE FEE

         A.  Standard Fee
                  Fee per Fund...................................................................      $3,000/month
                  Fee for each additional Class of the Fund above one............................      $1,000/month

         B. Plus additional surcharges for each of:
                  (i)      Funds with asset levels exceeding $100 million........................        $500/month
                           Funds with asset levels exceeding $250 million........................       $1000/month
                           Funds with asset levels exceeding $500 million........................      $1,500/month
                           Funds with asset levels exceeding $1,000 million......................      $2,000/month
                  (ii)     Funds requiring international custody.................................      $1,000/month
                  (iii)    Funds with more than 30 international positions ......................      $1,000/month
                  (iv)     Tax free money market Funds...........................................      $1,000/month
                  (v)      Funds with more than 25% of net assets invested in
                           asset backed securities...............................................      $1,000/month
                           Funds with more than 50% of net assets invested in
                           asset backed securities...............................................      $2,000/month
                  (vii)    Funds with more than 100 security positions...........................      $1,000/month
                  (viii)   Funds with a monthly portfolio turnover rate of 10%
                           or greater............................................................      $1,000/month

         C. Standard Fee per Gateway Fund (a Fund operating  pursuant to Section
         12(d)(1)(E) of the 1940 Act)
                  Standard Fee per Fund..........................................................      $1,000/month
                  Standard Fee per Fund that invests inone or more instruments
                  in addition to the fund in which it invests....................................      $2,000/month
                  Fee for each additional Class of a Fund above one..............................      $1,000/month
                  Additional surcharges listed above do not apply

         D. Standard Fee per Gateway Fund (a Fund operating  pursuant to Section
         12(d)(1)(G) of the 1940 Act or in a similar structure)
                  Standard Fee per Fund..........................................................      $1,000/month
                  Fee for each additional Class of a Fund above one..............................      $1,000/month
                  Plus additional surcharges listed above if the Fund invests in securities other than investment  companies  (calculated as if the securities were the Fund's only assets)

          Note 1: Surcharges are determined based upon the total assets, security positions or other factors as of the end of the prior month and on the portfolio turnover rate for the prior month. Portfolio turnover rate shall have the meaning ascribed thereto in SEC Form N-1A.

          Note 2: The rates set forth above shall remain fixed through December 31, 1997. On January 1, 1998, and on each successive January 1, the rates may be adjusted automatically by Forum without action of the Trust to reflect changes in the Consumer Price Index for the preceding calendar year, as published by the U.S. Department of Labor, Bureau of Labor Statistics. Forum shall notify the Trust each year of the new rates, if applicable.

(II)     START-UP FEE

         Fund Start-Up Fee ............................................$2,000

(III)    OTHER SERVICES (payable in equal installments monthly)

         TAX SERVICES. Preparation of Federal income and excise tax returns and preparation, execution and filing of state income tax returns, including any extensions or amendments.

                  Standard Fee..................................................               $3,000/fiscal period
                  Fee per Gateway Fund (a Fund described
                  in (i)(C) or (D) above).......................................               $1,500/fiscal period
                  Fee per Gateway Fund (a Fund described in (i)(C) or (D) above)
                  that  invests in more than one  instrument  in addition to the fund(s) in which
                  it invests....................................................               $3,000/fiscal period

(IV)     OUT-OF-POCKET AND RELATED EXPENSES

         The Trust, on behalf of the applicable Fund, shall reimburse Forum for all out-of-pocket and ancillary expenses in providing the services described in this Agreement, including but not limited to the cost of (or appropriate share of the cost of): (i) pricing, paydown, corporate action, credit and other reporting services, (ii) taxes, (iii) postage and delivery services, (iv) communications services, (v) electronic or facsimile transmission services, (vi) reproduction, (vii) printing and distributing financial statements, (xiii) microfilm and microfiche and
         (ix) Trust record storage and retention fees. In addition, any other expenses incurred by Forum at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.